UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 19, 2011

CYBRDI, INC.
(Exact Name of Registrant as Specified in Its Charter)

CALIFORNIA	09081	95-2461404
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

No 29 Chang'An South Road Xi'an Shaanxi P.R. China	710061
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (011) 86-29-8237-3068

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Xue Bu, formerly Director, Treasurer and Chief Operating Officer (“COO”) of Cybrdi, Inc. (the “Company”) resigned from all of her positions, effective as of August 19, 2011. Ms. Bu indicated she is leaving the Company for personal reasons and her resignation did not arise from any disagreement on any matter relating to the Company’s operations, policies or practices.

On August 19, 2011, the Board of Directors of the Company appointed Yonghong Ren as the Company’s new Treasurer and COO and to serve as a member of the Board of Directors (the “Board”) of the Company effective as of the date of resignation of Ms. Bu.

In connection with his appointment as the Company’s Treasurer and COO, Mr. Ren will receive a base salary of $4,500 annually. In addition to the base salary, Mr. Ren may be entitled to a bonus, the amount and terms of which shall be set from time to time in writing by the Company’s Board.

Mr. Ren, age 36, joins the Company from Shaanxi Chaoying Beauty and Cosmetic Co, Ltd.. Since 2000, Mr. Ren has worked with Chaoying Beauty and Cosmetic Co, Ltd., where he was the general manager since March 2009 and the deputy manager from October 2005 to March 2009. He attended Baoji University of Arts and Science, graduating with a Bachelor degree in Chinese in July 1996. There are no family relationships between Mr. Ren and any director or executive officer of the Company which would require disclosure under item 401(d) of Regulation S-K and no transactions between Mr. Ren or any of his immediate family members and the Company which would require disclosure under Item 404(a) of Regulation S-K. Mr. Ren is not a director of any other public company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBRDI, INC.

Date: August 19, 2011	By	/s/ Yanbiao Bai
Yanbiao Bai
Chief Executive Officer and President